Exhibit 99.1

NPS Pharmaceuticals Reports Second Quarter 2010 Financial Results and Two Phase 3 Registration Programs on Track with Stated Timelines

-- Recent progress includes key development milestone with completion of patient randomization in Phase 3 STEPS study of GATTEX® in Short Bowel Syndrome --

-- Upcoming product development milestones include top line data from STEPS and full enrollment for REPLACE --

-- Conference call today at 5:00 PM ET --

BEDMINSTER, N.J.--(BUSINESS WIRE)--August 4, 2010--NPS Pharmaceuticals, a specialty pharmaceutical company developing innovative therapeutics for rare gastrointestinal and endocrine disorders, today reported its results for the second quarter 2010.

NPS reported a net loss of $6.3 million or $0.11 per diluted share for the second quarter 2010, compared to net income of $2.6 million or $0.05 per diluted share for the second quarter 2009. The change in the company’s quarterly results was driven by an increase in research and development expense in the second quarter 2010 due to the advancement of two Phase 3 registration programs. The company’s cash, cash equivalents and marketable investment securities totaled $133.2 million at June 30, 2010 versus $74.9 million at December 31, 2009.

“This year continues to be marked by solid execution as we deliver key milestones within our stated timelines,” said Francois Nader, MD, president and chief executive officer of NPS Pharmaceuticals stated. “We recently achieved a major development milestone with the completion of patient randomization in our Phase 3 STEPS study of GATTEX in short bowel syndrome and we remain on track to report top line results early next year. We are also advancing our Phase 3 REPLACE study of NPSP558 in hypoparathyroidism and we expect to reach our enrollment objective later this year. Both short bowel syndrome and hypoparathyroidism are areas of significant unmet medical need and we look forward to the potential launches of both products.”

Product Pipeline Update

In July 2010, NPS reported the completion of patient randomization in its Phase 3 registration study of GATTEX® (teduglutide). The double-blind, placebo-controlled safety and efficacy study, which is known as STEPS, is being conducted in patients with short bowel syndrome (SBS) who are chronically dependent on parenteral nutrition (PN). The company expects to report top line results from STEPS in early 2011. NPS is also advancing STEPS 2, an open-label continuation study in which all participants will receive up to 24 months of GATTEX therapy. Based on a collaboration agreement, Nycomed provides 50% of the external clinical costs for these two studies.

The company continues to expect to complete patient enrollment for REPLACE in 2010. REPLACE is an international, double-blind, placebo-controlled Phase 3 registration study evaluating NPSP558 for the treatment of hypoparathyroidism in adults.

Financial Results

Royalties

Royalty revenue increased to $24.0 million for the second quarter 2010 versus $22.8 million for the second quarter 2009. NPS earns royalties on (i) Amgen’s sales of Sensipar® (cinacalcet HCl), (ii) Nycomed’s sales of Preotact® (recombinant parathyroid hormone 1-84 [rDNA origin] injection), (iii) Kyowa Hakko Kirin’s sales of REGPARA® (cinacalcet HCl), and (iv) Ortho-McNeil’s sales of Nucynta® (tapentadol).

The components of royalties are summarized as follows:

In millions	Second Quarter
	2010	2009
Royalty:
Sensipar	$20.3	$19.3
Preotact	2.1	2.4
REGPARA	1.3	0.9
Nucynta	0.3	0.2
Total	$24.0	$22.8

The company’s royalty rights related to Sensipar, Preotact, and REGPARA have been partially monetized and classified as non-recourse debt. After repayment of the obligations, as set forth in the agreements, any remaining cash flows from these royalties will return to NPS.

Research and development

Research and development expenses were $15.8 million for the second quarter 2010 versus $6.4 million for the second quarter 2009. The increase in research and development expense was largely due to the advancement of the company’s short bowel syndrome and hypoparathyroidism registration programs.

General and administrative

General and administrative expenses decreased to $4.2 million for the second quarter 2010 as compared to $5.0 million for the second quarter 2009. The decrease was related to a decline in outside legal and other administrative costs.

Interest expense

Second quarter interest expense was $11.2 million for 2010 versus $11.8 million for 2009. Interest expense is largely attributable to non-recourse debt. With the exception of $50 million in 5.75% convertible notes due in 2014, all of the company’s debt is non-recourse and secured by its Sensipar, Preotact, and REGPARA royalties.

Cash and investments

At June 30, 2010, the company’s cash, cash equivalents, and marketable investment securities totaled $133.2 million compared to $74.9 million at December 31, 2009. During the first half of 2010, the company sold certain of its royalty rights from sales of REGPARA® (cinacalcet HCl) for $38.4 million and completed a public offering of 10.3 million shares of common stock for net proceeds of approximately $53.2 million after deducting underwriting discounts and offering expenses.

The company’s net cash burn was $33.3 million for the first half of 2010. NPS continues to expect its 2010 cash burn to be in the range of $75 to $90 million. The company’s cash burn is defined as the net change in cash, cash equivalents, and marketable investment securities, excluding proceeds from external financing activities (approximately $91.6 million).

Cash burn is a non-GAAP financial measure that may be considered in addition to results prepared in accordance with U.S. generally accepted accounting principles (GAAP). This non-GAAP measure should not be considered a substitute for, or superior to, GAAP results. NPS believes that cash burn is relevant and useful information for the company and its investors as it provides a meaningful way of determining cash available for and net cash used in operations of the company.

Conference Call Information

To participate in the conference call, dial (800)561-2813 and use passcode 81976847. International callers may dial (617)614-3529, using the same passcode. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the investors’ calendar of events page on the NPS website, http://www.npsp.com/events.

If you are unable to participate in the live call, a replay will be available at (888)286-8010, with passcode 10264251 until midnight ET, August 18, 2010. International callers may access the replay by dialing (617)801-6888, using the same passcode. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is developing new treatment options for patients with rare gastrointestinal and endocrine disorders. The company is currently advancing two Phase 3 registration programs. Teduglutide, a proprietary analog of GLP-2, is being evaluated as GATTEX® in a Phase 3 registration study known as STEPS for parenteral nutrition dependent short bowel syndrome and is in preclinical development for pediatric indications and chemotherapy-induced gastrointestinal mucositis. NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) is being evaluated in a Phase 3 registration study known as REPLACE as a hormone replacement therapy for hypoparathyroidism. NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, Kyowa Hakko Kirin, Nycomed, and Ortho-McNeil Pharmaceutical.

“NPS”, “NPS Pharmaceuticals”, and “GATTEX” are the company’s registered trademarks. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for GATTEX and NPSP558, the risks associated with the company’s strategy, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

(Financial statements to follow)

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues:
Royalties	$23,969	$22,827	$41,758	$37,235
Product sales	50	8	534	8
Milestones and license fees	--	2,814	2,025	4,735
Total revenues	24,019	25,649	44,317	41,978

Costs and expenses:
Cost of license fees	--	123	6	481
Research and development	15,799	6,427	25,307	12,259
General and administrative	4,193	4,981	8,490	9,534
Total operating expenses	19,992	11,531	33,803	22,274
Operating income	4,027	14,118	10,514	19,704

Other (expense) income:
Interest income	89	400	239	1,000
Interest expense	(11,206)	(11,800)	(24,546)	(27,491)
Gain on sale of marketable investment securities	99	--	3,751	--
Loss on impairment of marketable investment securities	--	--	--	(2,206)
Other income (expense), net	690	(101)	689	(140)
Total other expense, net	(10,328)	(11,501)	(19,867)	(28,837)
(Loss) income before income tax benefit	(6,301)	2,617	(9,353)	(9,133)

Income tax benefit	--	--	--	(1,014)
Net (loss) income	($6,301)	$2,617	($9,353)	($8,119)
Net (loss) income per common and potential common share:
Basic	($0.11)	$0.05	($0.18)	($0.17)
Diluted	($0.11)	$0.05	($0.18)	($0.17)
Weighted average common and potential common share:
Basic	57,166	48,017	53,126	47,988
Diluted	57,166	48,034	53,126	47,988

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (In thousands) (Unaudited)
	June 30,	December 31,
	2010	2009
Assets:
Cash, cash equivalents and marketable investment securities	$133,241	$74,928
Current restricted cash and cash equivalents	15,166	41,821
Account receivable	26,843	23,965
Other current assets	5,235	4,538
Equipment, net	466	399
Goodwill	9,429	9,429
Debt issuance costs, net	2,836	3,454
Other long-term assets	563	1,058
Total assets	$193,779	$159,592

Liabilities and Stockholders’ Deficit:
Current liabilities	$51,515	$73,972
Convertible notes and capital lease obligation	50,000	50,000
Non-recourse debt, less current portion*	259,996	240,194
Other long-term liabilities	11,785	18,225
Total liabilities	373,296	382,391

Common stock and additional paid-in capital	752,547	697,050
Accumulated other comprehensive income	31	2,893
Accumulated deficit	(932,095)	(922,742)
Total stockholders' deficit	(179,517)	(222,799)
Total liabilities and stockholders' deficit	$193,779	$159,592

* Non-recourse debt secured by Sensipar® and Preotact® royalty revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516
smesco@npsp.com